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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We have issued our reports dated June 13, 2005, accompanying the consolidated financial statements and schedule, and management's assessment of the effectiveness of internal control over financial reporting. Both reports are included in the annual report of Navarre Corporation and subsidiaries on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Navarre Corporation on Forms S-3 (File No. 333-111733 and File No. 333-119348) and on Forms S-8 (File No. 33-80218; File No. 33-86762; File No. 333-31017; File No.
333-87143; File No. 333-91710 and File No. 333-109056).


/s/ Grant Thornton LLP

Minneapolis, Minnesota
June 14, 2005